                                                              Exhibit 99.1
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
                             First Quarter results

TORRANCE, Calif. August 5, 2003 -- Toyota Motor Credit Corporation ("the Company"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), announced earnings for the first quarter 2004.



                                      Three Months Ended
                                        (in millions)
                                   -------------------------
	                             6/30/03         6/30/02
                                   ---------       ---------


   Net income                      $      50       $     (29)

   Impact of application
   of SFAS 133, as amended
   (net of income tax)                    21             124
                                   ---------       ---------
   Net income excluding impact
   of application of SFAS 133,
   as amended
   (net of income tax)             $      71       $      95
                                   =========       =========


Net income has been presented for the three months ended June 30, 2003 and 2002,in accordance with generally accepted accounting principles in the United States ("GAAP"), and also on a basis excluding the impact of adjustments calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and related amendments
("SFAS 133, as amended"). Management believes that providing a summary of net income excluding the effects of SFAS 133, as amended, provides useful information to investors for the reasons explained below, and a more balanced representation of the Company's operating results. Management uses this measure when analyzing its core operating results.

The Company uses a variety of derivative instruments to manage interest rate and foreign exchange exposures arising from the relationship between the Company's funding programs and earning asset portfolio. The Company does not use derivative instruments for trading purposes.


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In accordance with SFAS No. 133, as amended, the effect of interest rate movements on portfolio-based derivative instruments and the ineffective portion of the Company's fair value hedge relationships must be included in the Company's financial results. Under GAAP, the effect of market interest rate movements on the Company's related earning assets is not included in the Company's financial results. Management believes that including in the Company's financial results the effect of market interest rate movements on its portfolio-based derivative instruments and the ineffective portion of the Company's fair value hedges in accordance with SFAS No. 133, as amended, while not including any corresponding valuation adjustment related to earning assets, does not provide a complete picture of the economics of the Company's business and its operating performance. Therefore, the Company reports financial results on a basis that includes, as well as excludes, the impact of the application of SFAS 133, as amended.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through the Company, and extended service contracts through Toyota Motor Insurance Services. The Company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation.
















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